Exhibit 99.1

News Release

Novelis Announces Closing of Offering of $1.15 Billion of Senior Notes due 2024
ATLANTA, August 29, 2016 – Novelis Inc. (“Novelis”), the world leader in aluminum rolling and recycling, today announced the completion of the previously announced offering of $1.15 billion aggregate principal amount of 6.25% senior notes due 2024 (the “Notes”) by Novelis Corporation, an indirect wholly-owned subsidiary of Novelis. The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by Novelis, and by certain of Novelis’ subsidiaries.
The net proceeds of the offering will be used to retire Novelis’ outstanding 8.375% Senior Notes due 2017.
The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the Notes were made only by means of a private offering circular.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward looking statements in this news release are statements about the offering of the Notes and the use of proceeds therefrom. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India.

Media Contact:
Matthew Bianco
+1 404 760 4159
matthew.bianco@novelis.adityabirla.com

Investor Contact:
Megan Cochard
+1 404 760 4170
megan.cochard@novelis.adityabirla.com

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